Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Reports Fourth Quarter and Full Year 2016 Results

Full Year 2016 Revenues up 34.9%; Aggregate Backlog up 15% at December 31, 2016

Conference Call Scheduled for 11:00am ET Tuesday April 18, 2017

PITTSBURGH, PA. – April 17, 2017 -- Limbach Holdings, Inc. (NASDAQ: LMB) (“Limbach” or the “Company”) today announced financial results for the fourth quarter and fiscal year ended December 31, 2016. Revenues increased 34.9% to $447.0 million in 2016 compared with 2015; while backlog rose to $434.3 million at December 31, 2016 compared to $378.1 million at December 31, 2015.

Other key financial highlights of the year included (comparisons to prior year period):

•	FY 2016 gross margin was 12.5%, compared with 13.7% in the prior year.
•	FY 2016 net income was $1.4 million (after successor period tax benefit of $3.9 million), compared to $4.4 million for 2015 as an LLC.
•	Construction backlog rose 10% to $390.2 million at December 31, 2016 from $355.4 million at December 31, 2015.
•	Service backlog at December 31, 2016 was $44.1 million, which was up 94% from $22.7 million.
•	Revenues were split 82%/18% between Construction and Service segments.
•	FY 2016 Adjusted EBITDA of $16.8 million, an increase of 25.9% versus 2015.
•	Because of the Business Combination that closed on July 20th the financial statements present predecessor and successor results which when added together total the Company’s full year results

Management Commentary

Charlie Bacon, CEO of Limbach commented, “We are pleased to report that 2016 was very much a success on building a foundation for financial and operational achievement. Our top line revenues were up 34.9% versus last year, with our Construction segment growing 33.3% while Service grew 42.3%. Our gross margin for the full year was 12.5%, which was about the same as it was in Q3, as we continue to build a large, “showcase” project we have underway which carries a slightly lower gross margin, although it does provide a very meaningful contribution in terms of absolute gross profit dollars. We continue to expect our margins to work higher over time as higher-margin service revenues build along with the completion of this large project. While the initial cost of transitioning to a public company did impact our bottom line profitability in 2016, we exceeded our expectations in terms of top line sales and backlog and have a high percentage of our business booked for 2017.”

Mr. Bacon continued, “2016 was a resounding success for Limbach, featuring a number of accomplishments on many fronts. First and foremost, we achieved our goal of going public, followed in short order by an uplisting to NASDAQ and a successful follow on equity offering. Throughout our investor outreach, those of you who we have had the pleasure to meet or speak with have also heard me emphasize our employees and corporate culture. It is something we pride ourselves on and I am very happy to note that in the 14 years we have been conducting internal employee surveys, we hit an all-time high score in 2016.”

Limbach Holdings, Inc. April 17, 2017	Page 2

Fourth Quarter Highlights

Revenues

Fourth quarter 2016 revenues of $133.7 million were up 45.6% versus $91.8 million for the prior year period, led by Construction growth of 37.9%. Service work grew 107.7% versus the prior year period. As a percentage of revenues, Construction represented 81% while Service provided the remaining 19%. On a geographic basis, the Southern California, Michigan and Florida branches generated the highest growth while all regional offices other than Michigan reported Services growth on a year over year basis.

Gross Margin

Gross margin for the fourth quarter of 2016 was 11.3%, down from 14.3% for the prior year period and 12.8% for the third quarter of 2016. The decrease was driven by project mix as the Company had a large project underway which carries a lower margin profile than the corporate average along with other adjustments to contracts in progress. On a dollar basis, gross profit in the fourth quarter was $15.1 million, compared with $13.2 million for the prior year period.

Operating Income (Loss)

The Company reported an operating loss of $0.8 million compared to operating income of $2.8 million for the prior year period. The decline in operating income was due primarily to the write down noted above, along with increased Selling, General and Administrative expenses. Fourth quarter 2016 Selling, General and Administrative expense increased to $14.2 million from $10.3 million in the fourth quarter of 2015. As a percentage of total revenue, fourth quarter 2016 SG&A accounted for 10.6% compared 11.2% of total revenue in the fourth quarter of 2015.

Full Year Highlights

Revenues

Full year 2016 revenues of $447.0 million were up 34.9% versus $331.4 million for the prior year period, led by Construction growth of $91.2 million, or 33.3%. Service work grew 42.3% versus the prior year period to $82.2 million. As a percentage of revenues, Construction represented 82% while Service provided the remaining 18%. On a geographic basis, the Michigan, Florida, Southern California, and Ohio branches generated the highest percentage growth compared to 2015.

Gross Margin

Gross margin for the full year 2016 of 12.5% was down from 13.7% in 2015 as the Company continued work on a large project which carries a lower margin profile than the corporate average along with other adjustments to contracts in progress. On a dollar basis, gross profit in 2016 was $55.7 million, compared with $45.4 million for the prior year period.

Operating Income (Loss)

The Company reported operating income of $4.1 million compared to $7.6 million for the prior year period. The decrease in operating income was due to increased costs associated with the transition to public company status, including non-recurring expenses totaling $3.7 million and amortization of intangibles of $3.1 million. Total SG&A expense for the full-year 2016 was $48.4 million versus $37.8 million in 2015. The 2016 SG&A includes costs associated with the business combination which closed in July, and increased depreciation expense due to revaluing of fixed assets, none of which were incurred in 2015. As a percentage of total revenue, full year 2016 SG&A accounted for 10.8% compared to 11.4% of total revenue in 2015.

Limbach Holdings, Inc. April 17, 2017	Page 3

Backlog

Aggregate backlog at the end of 2016 was $434.3 million, an increase of 14.9% compared with $378.1 million at the same time a year ago. Within the aggregate backlog figures, Construction backlog at December 31, 2016 was $390.2 million, an increase of 9.8% from $355.4 million a year ago. The Company expects approximately 67% of Construction backlog to be converted to revenues within the current fiscal year. In addition, Service backlog at December 31, 2016 was $44.1 million compared to $22.7 million as of December 31, 2015, an increase of 94%. Geographically, the current backlog is well-dispersed, with the Mid-Atlantic, Michigan, Florida and Southern California branches providing the largest contributions to backlog.

The Company expects approximately 76% of the total Construction and Service backlog to be converted to revenues within the current fiscal year, with the remainder in 2018 and 2019.

Balance Sheet

At December 31, 2016, the Company had current assets of $155.2 million and current liabilities of $126.7 million, representing a current ratio of 1.22x. Working capital was $28.5 million at December 31st, 2016, an increase of $1.6 million or 6% from December 31, 2015. Long-term debt, net of the current portion was $21.5 million at December 31, 2016, down from $31.0 million at December 31, 2015.

2017 Guidance

The Company is providing the following revenue and Adjusted EBITDA guidance for 2017:

FY 2017 Estimate
Revenues	$460 - $480 million
Adjusted EBITDA*	$18 – 20 million

With respect to expected 2017 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to adjustments that could be made with respect to taxes, transaction costs, stock-based compensation and other items which are, when applicable, excluded from Adjusted EBITDA. These items are expected to have a potentially unpredictable, and potentially significant, impact on our future financial results presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Conference Call Details

Date:	Tuesday, April 18, 2017
Time:	11:00 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers:	(866) 604-1698
International callers:	(201) 389-0844

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMB’s website at www.limbachinc.com or by clicking on the conference call link: http://limbachinc.equisolvewebcast.com/q4-2016. An audio replay of the call will be archived on the Company’s website for 365 days.

Limbach Holdings, Inc. April 17, 2017	Page 4

LIMBACH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Successor	Predecessor
(in thousands, except share and per share data)	July 20, 2016 through December 31, 2016	January 1, 2016 through July 19, 2016	January 1, 2015 through December 31, 2015
Revenue	$225,604	$221,391	$331,350
Cost of revenue	198,427	192,911	285,938
Gross profit	27,177	28,480	45,412
Operating expenses:
Selling, general and administrative	24,425	24,015	37,767
Amortization of intangibles	3,103	—	—
Total operating expenses	27,528	24,015	37,767
Operating income	(351)	4,465	7,645
Other income (expenses):
Interest income (expense), net	(1,796)	(1,898)	(3,200)
Loss from early extinguishment of debt	(2,172)	—	—
Gain (loss) on sale of property and equipment	(250)	1	(73)
Total other expenses	(4,218)	(1,897)	(3,273)
Income (loss) before income taxes	(4,569)	2,568	4,372
Income tax benefit	3,871	—	—
Net income (loss)	(698)	2,568	4,372
Dividends on cumulative redeemable convertible preferred stock	423	—	—
Net income (loss) attributable to Limbach Holdings, Inc. common stockholders	$(1,121)
Net income (loss) attributable to Limbach Holdings LLC member unit holders		$2,568	$4,372
Successor EPS
Basic earnings (loss) per share for common stock:
Net loss attributable to Limbach common stockholders	$(0.19)
Diluted earnings (loss) per share for common stock:
Net loss attributable to Limbach common stockholders	$(0.19)
Weighted average number of shares outstanding:
Basic	6,039,875
Diluted	6,039,875

Limbach Holdings, Inc. April 17, 2017	Page 5

LIMBACH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Successor	Predecessor
(in thousands, except share and per share data)	October 1, 2016 through December 31, 2016	October 1, 2015 through December 31, 2015
Revenue	$133,715	$91,780
Cost of revenue	118,609	78,618
Gross profit	15,106	13,162
Operating expenses:
Selling, general and administrative	14,216	10,313
Amortization of intangibles	1,649	0
Total operating expenses	15,865	10,313
Operating income	(759)	2,849
Other income (expenses):
Interest income (expense), net	(943)	(839)
Loss from early extinguishment of debt	(2,172)	0
Gain (loss) on sale of property and equipment	(228)	(77)
Total other expenses	(3,344)	(916)
Income (loss) before income taxes	(4,103)	1,933
Income tax benefit	(1,593)	0
Net income (loss)	(2,510)	1,933
Dividends on cumulative redeemable convertible preferred stock	263	0
Net income (loss) attributable to Limbach Holdings, Inc. common stockholders	$(2,773)
Net income (loss) attributable to Limbach Holdings LLC member unit holders		$1,933
Successor EPS
Basic earnings (loss) per share for common stock:
Net income (loss) attributable to Limbach common stockholders	$(0.45)
Diluted earnings (loss) per share for common stock:
Net income (loss) attributable to Limbach common stockholders	$(0.45)
Weighted average number of shares outstanding:
Basic	6,128,794
Diluted	6,128,794

Limbach Holdings, Inc. April 17, 2017	Page 6

LIMBACH HOLDINGS INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in Thousands)

	Successor	Predecessor
	December 31,	December 31,
(in thousands, except share data)	2016	2015

ASSETS
Current assets
Cash and cash equivalents	$7,406	$6,107
Restricted cash	113	63
Accounts receivable, net	113,972	85,357
Costs and estimated earnings in excess of billings on uncompleted contracts	31,959	20,745
Advances to and equity in joint ventures, net	10	6
Other current assets	1,723	1,793
Total current assets	$155,183	$114,071

Property and equipment, net	$18,541	$13,221
Intangible assets, net	17,807	-
Goodwill	10,488	-
Deferred tax asset	4,268	-
Other assets	588	37
Total assets	$206,875	$127,329

LIABILITIES
Current liabilities
Current portion of long-term debt	$4,476	$2,698
Accounts payable, including retainage	57,034	42,569
Billings in excess of costs and estimated earnings on uncompleted contracts	39,190	26,272
Accrued expenses and other current liabilities	26,029	15,660
Total current liabilities	126,729	87,199
Long-term debt	21,507	30,957
Other long-term liabilities	817	964
Total liabilities	$149,053	$119,120
Commitments and contingencies	-	-
Redeemable convertible preferred stock, net, par value $0.0001, 1,000,000 shares authorized, 400,000 issued and outstanding as of December 31, 2016 ($10,365 redemption value as of December 31, 2016)	10,374	-

STOCKHOLDERS’ EQUITY AND MEMBERS’ EQUITY
Members’ equity, 10,000,000 Class A units authorized, issued and outstanding as of December 31, 2015		8,209
Common stock, $.0001 par value; 100,000,000 shares authorized, issued and 7,454,491 issued and outstanding as of December 31, 2016	1	-
Additional paid-in capital	55,162	-
Accumulated deficit	(7,715)	-
Total stockholders’ equity and members’ equity	$47,448	$8,209
Total liabilities and stockholders’ equity and members’ equity	$206,875	$127,329

Limbach Holdings, Inc. April 17, 2017	Page 7

LIMBACH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Successor	Predecessor
(in thousands)	July 20, 2016 through December 31, 2016	January 1, 2016 through July 19, 2016	January 1, 2015 through December 31, 2015
Cash flows from operating activities:
Net income (loss)	$(698)	$2,568	$4,372
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	5,756	1,582	2,630
Allowance for doubtful accounts	219	50	(41)
Stock based compensation expense	—	1,349	—
Capitalized deferred interest on subordinated debt	84	1,395	2,702
Amortization of debt issuance costs	492	—	—
Deferred tax provision	(3,871)	—	—
Accretion of preferred stock discount to redemption value	4	—	—
Loss from early extinguishment of debt	2,172	—	—
(Gain) loss on sale of property and equipment	250	1	73
Changes in operating assets and liabilities:
(Increase) decrease in restricted cash	(50)
(Increase) decrease in accounts receivable	(33,606)	5,722	(11,458)
(Increase) decrease in costs and estimated earnings in excess of billings on uncompleted contracts	6,256	(18,698)	(7,849)
(Increase) decrease in other current assets	549	(662)	(50)
(Increase) decrease in other assets	78	(95)	1
Increase (decrease) in accounts payable	16,661	(6,973)	2,658
Increase (decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	9,123	4,276	1,603
Increase (decrease) in accrued expenses and other current liabilities	(478)	10,847	6,616
Increase (decrease) in other long-term liabilities	173	277	(651)
Net cash provided by operating activities	3,114	1,639	606
Cash flows from investing activities:
Proceeds from sale of property and equipment	2,085	7	58
Advances to joint ventures	(4)	—	(1)
Purchase of property and equipment	(1,281)	(2,114)	(2,380)
Acquisition of Limbach Holdings LLC, net of cash acquired	(32,158)	—	—
Proceeds from trust account	18,005	—	—
Net cash used in investing activities	(13,353)	(2,107)	(2,323)
Cash flows from financing activities:
Proceeds from revolving credit facility	—	60,122	63,553
Payments on revolving credit facility	(3,492)	(63,630)	(61,053)
Proceeds from Credit Agreement term loan	24,000	—	—
Payments Credit Agreement term loan	(1,500)	—	—
Proceeds from Subordinated Loan	13,084	—	—
Payments on Subordinated Loan	(15,340)	—	—
Proceeds from Credit Agreement revolver	34,501	—	—
Payments on Credit Agreement revolver	(34,501)	—	—
Payments on term loan	(539)	(1,038)	(2,074)
Payments on subordinated debt facility	(23,604)	—	—
Payments on capital leases	(730)	(660)	(1,090)
Repayment of promissory note to affiliate	(125)	—	—
Proceeds from issuance of redeemable convertible preferred stock	9,946	—	—
Proceeds from sale of common stock	17,236	—	—
Debt issuance costs	(1,313)	—	—
Distributions to members	—	(195)	(124)
Net cash provided by (used in) financing activities	17,623	(5,401)	(788)
Increase (decrease) in cash and cash equivalents	7,384	(5,869)	(2,505)
Cash and cash equivalents, beginning of period – Limbach Holdings, Inc.	22	—	—
Cash and cash equivalents, beginning of period – Limbach Holdings LLC	—	6,107	8,612
Cash and cash equivalents, end of period	$7,406	$238	$6,107

Limbach Holdings, Inc. April 17, 2017	Page 8

LIMBACH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

(Unaudited)

Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Property and equipment acquired financed with capital leases	$1,259	$1,014	$1,547
Interest paid	$3,390	$693	$527

Limbach Holdings, Inc. April 17, 2017	Page 9

LIMBACH HOLDINGS, INC.

OPERATING RESULTS BY SEGMENT

(Unaudited)

	Successor	Predecessor	Predecessor
(in thousands)	July 20, 2016 through December 31, 2016	January 1, 2016 through July 19, 2016	January 1, 2015 through December 31, 2015	2016 Combined Increase/ (Decrease)
	($)	($)	($)	$	%
Revenue:
Construction	$181,663	$183,100	$273,563	$91,200	33.3%
Service	43,941	38,291	57,787	24,445	42.3%
Total revenue	225,604	221,391	331,350	115,645	34.9%

Cost of revenue:
Construction	163,842	162,800	241,427	85,215	35.3%
Service	34,585	30,111	44,511	20,185	45.3%
Total cost of revenue	198,427	192,911	285,938	105,400	36.9%

Gross Profit:
Construction	17,821	20,300	32,136	5,985	18.6%
Service	9,356	8,180	13,276	4,260	32.1%
Total gross profit	27,177	28,480	45,412	10,245	22.6%

Selling, general and administrative expenses:
Construction	10,628	11,680	19,278	3,030	15.7%
Service	5,460	6,302	9,855	1,907	19.4%
Corporate	8,337	6,033	8,634	5,736	66.4%
Total selling, general and administrative expenses	24,425	24,015	37,767	10,673	28.3%

Amortization of intangibles	3,103	-	-	3,103	100.0%

Operating income:
Construction	7,193	8,620	12,858	2,955	23.0%
Service	3,896	1,878	3,421	2,353	68.8%
Corporate	(11,440)	(6,033)	(8,634)	(8,839)	-102.4%
Operating income	(351)	4,465	7,645	(3,531)	-46.2%

Limbach Holdings, Inc. April 17, 2017	Page 10

LIMBACH HOLDINGS, INC.

OPERATING RESULTS BY SEGMENT

(Unaudited)

	Successor	Predecessor
(Amounts in thousands)	October 1, 2016 through December 31, 2016	October 1, 2015 through December 31, 2015
	($)	($)
Revenue:
Construction	$107,746	$78,104
Service	25,969	12,501
Total revenue	133,715	91,780

Cost of revenue:
Construction	97,974	69,280
Service	20,635	9,338
Total cost of revenue	118,609	78,618

Gross Profit:
Construction	9,772	9,063
Service	5,334	3,163
Total gross profit	15,106	13,162

Selling, general and administrative expenses:
Construction	6,229	4,296
Service	3,029	2,403
Corporate	4,958	3,614
Total selling, general and administrative expenses	14,216	10,313

Amortization of intangibles	1,649	-

Operating income:
Construction	3,543	4,767
Service	2,305	760
Corporate	(6,607)	(2,678)
Operating income	(759)	2,849

Limbach Holdings, Inc. April 17, 2017	Page 11

* Use of Non-GAAP Financial Measures

Adjusted EBITDA

In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization expense, interest expense, taxes, as further adjusted to eliminate the impact of non-recurring or unusual operating expenses such as certain management fees, unusual debt extinguishment expenses, loss on the sale of a long owned real estate asset, public company and business combination expenses, and expenses recognized associated with the management and settlement of a long standing legal dispute relating to a project completed in 2003. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period, exclusive of expenses that are unusual or will not recur or were not planned in the current year and did not occur in prior years. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, is provided below under “Reconciliation of Adjusted EBITDA to Net Income (Loss).”

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Successor	Predecessor
	20-Jul-16	1-Jan-16	1-Jan-15
	through	through	through
	31-Dec-16	19-Jul-16	31-Dec-15
(Dollar amounts in thousands)	($)	($)	($)
Net income (loss)	$(1,121)	$2,568	$4,372

Adjustments:
Depreciation and amortization	5,756	1,582	2,630
Interest expense	1,796	1,898	3,200
Taxes	(3,871)	-	-
EBITDA	2,560	6,048	10,202
Loss from early extinguishment of debt	2,172	-	-
Loss on sale of property and equipment	190	-	73
Management fees	-	671	1,336
Consulting fees	-	-	224
Acquisition costs	-	-	37
Operating expenses due to public company status	1,934		-
Business combination expenses (option expenses)	-	1,549	-
Preferred stock dividends	423		-
Teamster settlement	-	-	417
Non-recurring incentives	-	-	687
Legacy legal costs	1,079	154	350

Adjusted EBITDA attributable to Limbach Holdings LLC member unit holders		$8,422	$13,326

Adjusted EBITDA attributable to Limbach Holdings, Inc. common stockholders	$8,358

Limbach Holdings, Inc. April 17, 2017	Page 12

About Limbach

Limbach Holdings, Inc. is an integrated building systems provider – managing all components of mechanical, electrical, plumbing and control systems, from system design and construction through performance and maintenance. The Company engineers, constructs and services the mechanical, plumbing, air conditioning, heating, building automation, electrical and control systems in both new and existing buildings. Customers include building owners in the private, not-for-profit and public/government sectors. With headquarters in Pittsburgh, PA, Limbach operates from 10 strategically located business units throughout the United States including Western Pennsylvania (Pittsburgh), Eastern Pennsylvania (Warrington, PA), New Jersey (South Brunswick), New England (Wilmington, MA), Ohio (Columbus and Athens, OH), Michigan (Pontiac and Lansing, MI), Southern California (Garden Grove, CA), and Mid-Atlantic (Laurel, MD). Our design engineering and innovation center, Limbach Engineering & Design Services, is based in Orlando, Florida. Harper Building Systems, a Limbach Holdings, Inc. company, operates throughout Florida with offices in Tampa and Lake Mary, North of Orlando. Our approximately 1,500 employees strive to be the customer’s 1st Choice in terms of the services provided, vertical markets and geographies served. Our commitment to safety, advanced technology, human development and reliable execution has enabled Limbach to attract and retain the industry’s top leadership talent, skilled craftspeople and professional management staff.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K , which is available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Limbach Holdings, Inc. April 17, 2017	Page 13

Investor Relations:

The Equity Group Inc.

Jeremy Hellman, CFA

Senior Associate

(212) 836-9626 / jhellman@equityny.com

Or

Limbach Holdings, Inc.

John T. Jordan, Jr.

Executive Vice President and Chief Financial Officer

(301) 623-4799 / john.jordan@limbachinc.com

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